AGREEMENT

This  Agreement  is made  the  day  1999 by and of  between  Consortium  Service
Management  Group,  Inc.,  a  Texas  Corporation   ("CSMG")  and  Western  Waste
Management, Inc., an Idaho corporation ("WWM").

CSMG has secured worldwide exclusive rights to an animal waste treatment process ("the process") described as follows:

"An anaerobic animal waste processing facility, the same being a closed system which processes the manure in a closed environment and provides methane for electric generation or other purposes, allows the elimination of the waste lagoon, cleans water to drinking water standard if elected by the Customer and processes the animal waste to a level that the processed product is not harmful to environment, animals or humans."

WWM is an independent Idaho corporation which contemplates providing necessary services to CSMG in the obtaining of Customers and sales for CSMG as well as such services accompanying management and operation of said anaerobic animal waste processing facilities to be established at Customer locations.

For good and adequate consideration, the receipt of which is acknowledged herein, the parties hereby agree as follows:

1. In contemplation of the agreements herein, CSMG hereby grants to WWM an exclusive right to market the anaerobic animal waste processing facility and turn key operations "the process" in the states of Idaho, Washington, Oregon, California, Nevada and Utah ("the Territory"). WWM's exclusive marketing right shall be perpetual for so long as WWM achieves gross sales of the equipment on behalf of CSMG in an amount which equals or exceeds Five Million Dollars
($5,000,000.00) in a twelve month period. Such period shall commence on the completion of the first animal waste treatment facility in the Territory, and the maintenance process becoming operational and successfully treating animal waste.

I (a). WWM hereby agrees that it will devote its full time to promoting the marketing, maintenance and operation of CSMG's anaerobic animal waste processing facility and it will not market, promote, sell, maintain, manage or be directly or indirectly involved in any other business of any kind without the express written consent of CSMG. 2, The prices to be quoted for the process by WWM to Customers in the Territory shall be the prices then being quoted by CSMG for sales of equipment and construction of the process as well as turn-key services provided during the term of Customer's agreement. All such prices are for the process fully erected and successfully operating at the Customer's site in the

Territory All orders or contracts taken for CSMG with any Customer must, prior to any efforts by CSMG, be specifically approved by any third party leasing or financing company dealing with CSMG and providing long term funding for the Process. in this regard, the Customer may be required to furnish confidential financial information subsequent to its order or agreement with CSMG.

3. Upon receipt of an order for this Process, and receipt of the deposit check, WWM shall immediately notify CSMG, and transmit to CSMG the order and necessary Customer financial information and the Customer's deposit check which shall be made solely payable to CSMG. CSMG, upon receipt of the order and deposit check from VOW shall immediately notify the third party leasing or financing company with which it is seeking to provide long term funding for the process and as expeditiously as possible seek approval of the Customer and the proposed agreement. Following such approval CSMG shall immediately begin to locate, design, and plan, the animal waste treatment facility. Construction and erection of the plant at the site as specified by NVWM or the Customer, shall begin within seven months after Customer and WWM shall have furnished to CSMG all necessary government permits. If such permits are not forthcoming through no fault of CSMG, then in that event the Customer shall be entitled to a refund of all unused portions of its initial deposit. All such orders and contracts shall be taken by WWM in the name

                                                                    Exhibit 10.6
                                                               Page 1 of 4 Pages
of CSMG. CSMG shall have completed construction of the facility and the facility shall be complete, operational, and successfully treating animal waste within the established time noted in each of said orders by CSMG, barring any unexpected delays due to strikes, war, inclement weather, acts of God or otherwise.

4. Upon receipt by CSMG of each order and deposit check, NVWM shall be entitled to a commission equivalent to ten percent (10%) of the initial deposit check received by CSMG, but not less than a sum of Five Thousand Dollars ($5,000). During the location, design, and planning, and prior to the construction and erection process, VOW shall be solely responsible for obtaining on behalf of CSMG any and all permits required by any governmental entity and which would be necessary to build, complete and daily operate the anaerobic animal waste processing facility contemplated herein. CSMG shall deliver replacement parts to V;WM within three working days. Costs of such parts not covered by warranty shall be divided by CSMG and WAW on the pro-rata percentage as the revenue sharing is divided for the particular plant. All such permits shall be taken in the sole name of CSMG and WWM shall provide CSMG, as soon as practicable, with a copy of all such permits as well as all regulations applicable to said permits.
5. Upon the completion of the construction of the plant and the acceptance thereof by the Customer, WWM, and the third party leasing company, WNW shall then be entitled to a commission of ten percent (10%) of the total price of the unit less the commission previously paid as specified in paragraph 4 above. WWM shall have the total responsibility to daily manage and service such plant and be the entity primarily responsible for the plant's maintenance and operation. As consideration for these continued services on the part of VOW, during the time CSMG is under obligation to make payments to any third party leasing or financing company, CSMG agrees to pay to WWM the sum of seventy-five percent (75%) of the monthly net revenues received by CSMG from the Customer but not less than Two Thousand Dollars ($2,000) per month. WWM agrees that CSMG may retain twenty-five percent (25%) of the above described net revenues. "Net Revenues" shall be defined as that sum between the monthly payments made by the Customer and the monthly amounts due by CSMG to any third party leasing or financing company. Upon termination CSMG's obligation to any third party leasing or financing company, CSMG agrees to pay WWM as follows: (1) the amount of all payments made by CSMG to WWM for the twelve (12) months immediately prior to termination of any third party leasing or financing company arrangement shall be calculated: (ii) the amount so calculated shall be divided by twelve (12), which sum shall be the amount CSMG shall pay WWM per month for the duration of CSMG's contractual relationship with the Customer, including contractual extensions by Customer.

6. All solid by-products generated by the waste treatment facility shall be the property of CSMG and shall be delivered by WWM to a central location as designated by CSMG. For transportation in excess of twelve (12) miles from the facility to the CSMG designated location, WWM shall charge standard trucking fees as part of the expense against gross profits including WWM transportation expenses in excess of twelve (12) miles from the facility which shall be included in calculating profits. CSMG agrees to bag and market such animal waste by-products and the net profits therefrom shall be divided between WWM and CSMG as fifty percent (50%) to each entity as and when received.

7. CSMG shall indemnify, defend, and hold harmless WWM, its officers, directors, employees and agents, and their successors, heirs and assigns from and against all loss, claims, suits, costs, expenses, liabilities, personal or consequential damages, proceedings, and cause of action arising out of or connected with CSMG's breach of this Agreement.

8. WWM shall indemnify, defend and hold harmless CSMG, its officers, employees and agents, and their successors, heirs and assigns from and against all loss, claims, suits, costs, expenses, liabilities, personal or consequential damages, proceedings, and causes of action arising out of or connected with either WWM's breach of this Agreement or WWM's management or operations at any site within the territory covered by this Agreement, including any suits brought against CSMG by any third party for any reason connected with the anaerobic animal waste processing facility of any kind. WWM at its sole cost and expense shall obtain necessary liability insurance in an amount of at least One Million Dollars ($ 1,000,000) per processing operation and in such policy of insurance name CSMG as a co-insured. WWM shall provide copies of the declaration

                                                                    Exhibit 10.6
                                                               Page 2 of 4 Pages
pages of said insurance policies within ten (10) days of its acquisition.

9. The parties shall use their best endeavors to settle any dispute or controversy or claim arising out of or relating to this Agreement. To this effect, the parties shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to both parties. If the parties cannot reach a solution within a period of thirty (30) days, then the dispute shall be finally settled by arbitration in accordance with the rules of the American Arbitration Association. The Arbitration Tribunal shall be formed of one arbitrator to be selected by CSMG and one arbitrator to be selected by WWM with the two selected arbitrators selecting a third arbitrator among themselves. The arbitration shall take place in a mutually agreed location. Judgment entered upon the award rendered may be entered into any court having jurisdiction or application may be made to such court for a judicial recognition of the award or an order of enforcement thereof as the case may be. This paragraph provides the sole recourse for the settlement of any dispute, controversy, or claim arising out of or relating to this Agreement.

10. Unless expressed herein, This Agreement does not make either party the employee, agent, or legal representative of the other for any purpose whatsoever. Other than as set forth herein, neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. Neither party shall act or represent itself or suffer or allow anyone else to hold themselves out as an agent or employee of the other party. Neither party shall have authority, express or implied, to make any representations or statements on behalf of the other party, other than as expressed herein.

11. Neither party shall have the right to assign or otherwise transfer its rights and obligations under this Agreement except with the prior written consent of the other party. Any prohibited assignment shall be considered null and void.

12. All notices, requests, consents, demands, waivers, or other communications hereunder shall be in writing, first class registered or certified mail, facsimile transmission or by hand delivery to the address set forth below. Notices to CSMG shall be sent to:

Consortium Services Management Group

500 N. Shoreline, 701 N. Tower Corpus Christi, TX 78471 with a copy to: F. Edward Barker Edward Barker & Associates 800 N. Shoreline, Ste. 2 100 South Corpus Christi, TX 78401-3700 (361) 881-9217 (phone) (361) 882-9437 (fax)

All notices to WWM shall be delivered to:

Western Waste Management, Inc.

2603 Eastover Terrace Boise, Idaho 83706

The parties may at any time designate by like notice hereunder other addresses to which notices and other communications should be transmitted.

13. THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ALL PROPOSALS, ORAL OR WRITTEN, AND ALL NEGOTIATIONS, CONVERSATIONS, OR DISCUSSIONS HERETOFORE HAD BETWEEN THE PARTIES RELATED TO THIS AGREEMENT.

14. This Agreement may be modified, amended, rescinded, canceled or waived, in whole or in part only by written amendment signed by the parties.


                                                                    Exhibit 10.6
                                                               Page 3 of 4 Pages

15. In the event that any of the terms of this Agreement are in conflict with any rule of law or statutory provision or are otherwise unenforceable under the laws or regulations of any government or subdivision hereof, such terms shall be deemed stricken from this Agreement, but such invalidity or unenforceability shall not invalidate any of the other terms of this Agreement and this Agreement shall continue in force, unless the invalidity or unenforceability of any such provisions hereof does substantial violence to, or where the invalid or unenforceable provisions comprise an integral part of, or are otherwise inseparable from, the remainder of this Agreement.

16. CSMG has the right to assign this contract to its subsidiary animal waste company.

17. This Agreement may be executed in counterparts and each such counterpart shall be deemed an original hereof.

18. No failure by either party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.

19. In the event either party shall initiate legal action to enforce any of the terms of this Agreement, including arbitration, prevailing party shall be entitled to its actual attorney's fees, costs, and all actual expenses of the legal proceedings.

20. This contract shall be construed under the laws of the State of Texas.

21. All payments by CSMG to WWM hereunder will be made within five (5) business days from CSMG's receipt of payment from customer.

CONSORTIUM SERVICE MANAGEMENT GROUP, INC.

By Donald Robbins

Its

Western Waste Management, Inc.

By

Its


                                                                    Exhibit 10.6
                                                               Page 4 of 4 Pages